XYLEM
2011 OMNIBUS INCENTIVE PLAN

[YEAR] PERFORMANCE SHARE UNIT AGREEMENT

This Agreement (the “Agreement”) between Xylem Inc. (the “Company”) and [Participant Name] (the “Participant”) is effective as of [Grant Date]. Capitalized terms that are not defined in this Agreement are defined in the Company’s 2011 Omnibus Incentive Plan (the “Plan”). This Agreement is only being provided in English. The Participant is an employee of the Company or an Affiliate. In recognition of the Participant’s valued services, the Company, through the Leadership Development and Compensation Committee of its Board of Directors (the “Committee”), is providing the Participant an inducement to remain employed and an incentive for increased efforts while employed. In consideration of the terms and conditions in this Agreement, the parties agree as follows:

1.
Grant of Performance Share Units. The Company confirms the grant on [Grant Date] (the “Grant Date”) to the Participant, the target number of [#,###] Performance Share Units (“PSUs”). All PSUs granted under this agreement are intended to be Performance Based Awards. The PSUs are notional units of measurement denominated in shares of common stock (i.e., one Performance Share Unit is equivalent in value to one share of common stock of the Company).

The PSUs represent an unfunded, unsecured right to receive shares and dividend equivalent payments under subsection 2(b) in the future if the conditions in the Plan and this Agreement are satisfied.
Nature of the Grant:

(a)
The grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past. All decisions with respect to future PSUs or other grants, if any, will be at the sole discretion of the Company;

(b)	The Participant is voluntarily participating in the Plan;

(c)
The PSUs and the shares subject to the PSUs, are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, pension or retirement or welfare benefits or similar payments;

(d)	Future value of the underlying shares is unknown, indeterminable and cannot be predicted with certainty;

(e)	No claim or entitlement to compensation or damages will arise from forfeiture of the PSUs resulting from the termination of the Participant's employment; and

(f)
The Company will not be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to the Participant pursuant to the settlement of the PSUs or the subsequent sale of any shares acquired upon settlement.

2.	Terms and Conditions. The PSUs are subject to the following additional terms and conditions:

(a)
Restrictions. Except as otherwise provided in the Plan and this Agreement, the PSUs cannot be sold, assigned, pledged, exchanged, transferred, hypothecated or encumbered, other than to the Company as a result of forfeiture.

(b)
Voting and Dividend Equivalent Rights. The Participant will not have any privileges of a stockholder of the Company with respect to the PSUs, including without limitation any right to vote such shares or to receive dividends, unless and until shares are delivered to the Participant on the vesting of the PSUs. Dividend equivalents will be earned for each Performance Share Unit that vests and the amount will equal the total dividends declared on a share, where the record date of the dividend is between the Grant Date of this Award and the date a share is issued on vesting of the PSU. Any dividend equivalents earned will be paid in cash to the Participant when the shares subject to the vested PSUs are issued. No dividend equivalents will be earned or paid for any PSUs that do not vest. Dividend equivalents will not accrue interest.

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(c)
Earning of PSUs. The Participant can earn between 0% and 175% of the target number of PSUs granted under this Agreement, based on the achievement of a 3-year average Xylem adjusted Return on Invested Capital (“ROIC”) performance target and 3-year Xylem Total Shareholder Return (“TSR”) relative to companies in the S&P 500 index (excluding Financial Services companies) pursuant to the performance scales set forth on Exhibit A. The Committee will determine and certify the results of the level of achievement of such targets and the associated number of PSUs earned.

Vesting and Payment. Earned PSUs will vest on [Grant Date + 3 years] (the “Vesting Date”) if the Participant has been actively employed by the Company or an Affiliate from the Grant Date through the vesting date. Active employment does not include any potential severance period.
Except as provided in subsection 2(h), on vesting of the PSUs, including vesting pursuant to subsections 2(d) or 2(e), the Company will deliver to the Participant (i) one share for each vested Performance Share Unit, with any fractional shares resulting from proration pursuant to subsection 2(d) and 2(e) to be rounded to the nearest whole share, and (ii) an amount in cash attributable to dividend equivalents earned in accordance with subsection 2(b), less shares withheld in accordance with subsection 2(f).

(d)
Effect of Change in Control. If the acquiring or surviving company in the transaction assumes or continues the outstanding PSUs, any unvested PSUs will be deemed to have satisfied all applicable performance targets at the target level, and will be converted to restricted stock units, which will continue to vest based on the PSUs’ service-based vesting criteria, if any.

If the Participant’s active employment with the Company or an Affiliate is terminated by the Company or an Affiliate without Cause or by the Participant for Good Reason (for applicable Participants only) within 2 years of a Change in Control, any converted and any unvested PSUs will become 100% vested at the target level on the termination date.
If the acquiring or surviving company in the transaction does not assume or continue outstanding awards under the Plan, immediately prior to the Change in Control, any unvested PSUs will become 100% vested based on deemed performance at the target level.
“Cause” means (i) the Participant’s willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) or (ii) the Participant willfully engaging in conduct that demonstrably and materially injures the Company or its Affiliates, monetarily or otherwise. “Willful” means the action is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.
“Good Reason” means, without the Participant’s express written consent (i) a reduction in annual target total cash compensation (base salary and target bonus), (ii) the assignment of any duties inconsistent in any material adverse respect with the Participant’s position, authority, duties or responsibilities, (iii) any other action by the Company or an Affiliate which results in a material diminution in such position, authority, duties or responsibilities; or (iv) the Company or an Affiliate requiring the Participant to relocate to a work location 50 miles or more from the location where the Participant was principally working immediately prior to the Change in Control. The Participant must give notice within 90 days of any Good Reason event.
Good Reason only applies to Company employees who are at the time of termination of employment, or were at any time during the 2 year period immediately preceding the Change in Control, covered by the Xylem Special Senior Executive Pay Plan or the Xylem Enhanced Severance Pay Plan and will exclude an isolated, insubstantial and inadvertent action not taken in bad faith that is resolved by the Company or an Affiliate within 30 days of receiving notice.

(e)
Effect of Termination of Employment. PSUs will only vest while the Participant is actively employed by the Company or an Affiliate. If the Participant's active employment is terminated for any reason, and the termination constitutes a “separation from service” within the meaning of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”), subject to subsection 2(d), the following would apply to any unvested PSUs:

(i)	Termination due to Death, Disability, or Retirement. Any unvested PSUs continue to vest. A prorated portion (as described below) of the unvested PSUs will be paid out on Vesting Date.

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(ii)	Termination other than Death, Disability, or Retirement. Any unvested PSUs will automatically be forfeited.
“Disability” means the complete and permanent inability of the Participant to perform all duties under the terms of his or her employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.
“Retirement” means the termination of the Participant's employment (either by the Company or the Participant), if, at the time of such termination, the Participant is at least age 55 and has completed 10 years of service with the Company or the Participant is age 65 or older.
Prorated Vesting. The prorated portion of the PSUs that vests on the Vesting Date following the Participant's Death, Disability or Retirement (or while Retirement Eligible) will be determined by multiplying the total number of PSUs the Participant would have earned based on actual performance by a fraction, of which the numerator is the number of months the Participant had been continually employed since the beginning of the performance cycle under his or her Death, Disability or Retirement and the denominator is 36.

(f)
Tax Withholding. The Company may make such provisions and take such actions as necessary for the withholding of all applicable taxes attributable to the PSUs and any related dividend equivalents. Unless the Committee determines otherwise, the minimum statutory tax withholding required to be withheld on delivery of the shares (or such other amount that will not cause an adverse accounting consequence or cost) and payment of dividend equivalents will be satisfied by withholding a number of shares having an aggregate Fair Market Value equal to the minimum statutory tax required to be withheld (or such other amount that will not cause an adverse accounting consequence or cost). If this withholding would result in a fractional share being withheld, the number of shares withheld will be rounded up to the nearest whole share. Notwithstanding the foregoing, the Participant may elect to satisfy these tax withholding requirements by timely remitting this amount by cash or check or any other method that is acceptable to the Company, rather than by withholding of shares. This election must be made in accordance with any conditions and restrictions the Company may establish. If FICA taxes are required to be withheld while the PSUs are outstanding, the withholding will be made in a manner determined by the Company.

(g)	Participant Acknowledgements. The Participant acknowledges and agrees that:

i.
Participant Obligations. In partial consideration for the award of these PSUs, if at any time during the period between the Grant Date and the 12-month period following the Participant’s termination of Employment (the “Obligation Period”), the Participant: (i) directly or indirectly, hires or solicits or arranges for the hiring or solicitation of any employee of the Company or its Affiliates, or encourages any employee to leave the Company; (ii) directly or indirectly, assist in soliciting in competition with the Company the business of any current customer, distributor or dealer or other sales or distribution channel partners of the Company; (iii) uses, discloses, misappropriates or transfers confidential or proprietary information concerning the Company or its Affiliates (except as required by the Participant’s work responsibilities with the Company or its Affiliates); or (iv) engages in any activity in violation of Company policies, including the Company’s Code of Conduct, or engages in conduct materially adverse to the best interests of the Company or its Affiliates; the PSUs, whether previously vested or not, may be cancelled in full, and the Participant may be required to return to the Company any shares received on settlement of vested PSUs or the net after-tax income from any disposition of any shares received upon settlement of vested PSUs, unless the Committee, in its sole discretion, elects not to cancel the PSUs and/or elects not to recover any income from settled and vested PSUs or unless applicable law prohibits such action.

The obligations in this subsection are in addition to any other agreements related to non-solicitation and preservation of Company confidential and proprietary information entered into between the Participant and the Company, or otherwise applicable to the Participant, and nothing in this Agreement is intended to waive, modify, alter or amend the terms of any such other agreement. THE PARTICIPANT UNDERSTANDS THAT THIS SUBSECTION IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED, BUT PROVIDES FOR THE CANCELLATION OF THE AWARD IN FULL AND A RETURN TO THE COMPANY OF ANY SHARES RECEIVED ON SETTLEMENT OF VESTED PSUS OR THE NET AFTER-TAX INCOME FROM THE DISPOSITION OF ANY SHARES

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RECEIVED UPON SETTLEMENT OF VESTED PSUS IF THE PARTICIPANT SHOULD CHOOSE TO VIOLATE THIS PARAGRAPH DURING THE OBLIGATION PERIOD. Nothing in this Agreement prohibits the Participant from voluntarily communicating, without notice to or approval by the Company, with any federal government agency about a potential violation of a federal law or regulation.

ii.
Electronic Delivery and Acceptance. The Participant consents to electronic delivery of any Plan documents. The Participant consents to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan related documents. The Participant agrees that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. Participant agrees that these procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

iii.
Right of Set-Off. If the Company in its reasonable judgment determines that the Participant owes the Company any amount due to any loan, obligation or indebtedness, including amounts owed under the Company’s tax equalization program or the Company’s policies with respect to travel and business expenses, and the Participant has not satisfied these obligation(s), the Company may instruct the plan administrator to withhold and/or sell shares acquired by the Participant on settlement of the PSUs (to the extent such PSUs are not subject to Code Section 409A), or the Company may deduct funds equal to the amount of the obligation from other funds due to the Participant from the Company to the maximum extent permitted by Code Section 409A.

iv.
Data Privacy. Participant acknowledges and consents to the collection, use, processing and transfer of personal data. Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Participant’s ability to participate in the Plan. The Company holds certain personal information about Participant, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, or details of all options or performance stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”).  The Company and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Company or its Affiliates may each further transfer Data to any third parties assisting the Company with the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan, including any transfer of Data that may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any shares of stock acquired pursuant to the Plan. Participant may, at any time, review Data, require any necessary amendments to it or withdraw this consent in writing by contacting the Company; however, withdrawing consent may affect Participant’s ability to participate in the Plan.

v.
Stock Ownership Guidelines. If the Participant is or becomes subject to the Company’s Stock Ownership Guidelines and applicable retention requirements, the Participant may be limited in selling shares obtained upon settlement of the PSUs.

vi.
Clawback Policy. If the Participant is covered by the Company’s Clawback Policy, the Participant agrees that the PSUs are subject to the Policy and may be subject to recovery (in whole or in part) by the Company. The Participant agrees that the Clawback Policy may be amended from time to time by the Committee, including amendments to comply with applicable laws, regulations or stock exchange listing requirements.

(h)
Section 409A Compliance. It is intended that the Plan and this Agreement comply with the requirements of Section 409A to the extent applicable and the Plan and this Agreement will be interpreted accordingly.

(i)
If it is determined that all or a portion of the Award constitutes deferred compensation for the purposes of Section 409A, and if the Participant is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Participant’s separation from service, then, to the extent required under

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Section 409A, any shares that would otherwise be distributed (along with the cash value of all dividend equivalents that would be payable) on the Participant’s separation from service, will instead be delivered (and, in the case of the dividend equivalents, paid) on the earlier of (x) the first business day of the seventh month following the date of the Participant’s separation from service or (y) the Participant’s death.

(ii)
If it is determined that all or a portion of the Award constitutes deferred compensation for the purposes of Section 409A, upon an Change in Control that does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are used in Section 409A), the PSUs will vest at the time of the Change in Control, but distribution of any PSUs (or related dividend equivalents) that constitute deferred compensation for the purposes of Section 409A will not be accelerated (i.e., distribution will occur when it would have occurred absent the Change in Control).

(i)
Governing Law. This Agreement is issued, and the PSUs are granted, in Rye Brook, New York, and will be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

By signing a copy of this Agreement, the Participant acknowledges that s/he has received a copy of the Plan and that s/he has read and understands the Plan and this Agreement and agrees to their terms and conditions.

Agreed to:                            XYLEM INC.

_____________________________                _____________________________
Participant                             [Name of Xylem Signatory]

(Online Acceptance Constitutes Agreement)

Dated: _________________                    Dated: [Date]
Enclosures

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Exhibit A

[Year]-[Year+3] Performance Targets and Payout Scale

The payout scale for performance metrics below provides for PSUs to be earned above 100% for above target performance and below 100% for below target performance.

 Adjusted ROIC (50%)              Relative TSR* (50%)

Results are interpolated between threshold/minimum to target and between target to maximum.

*Measured against S&P 500 less Financial Services companies. Payout capped at target if Xylem’s 3-year TSR is negative.

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